SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2014

ISC8 INC.
(Exact name of Registrant as specified in its Charter)

Delaware	001-08402	33-0280334
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 Kalmus Drive, Suite A-203, Costa Mesa, California 92626
(Address of principal executive offices)

(714) 444-8753
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Issuance of Senior Subordinated Secured Convertible Promissory Notes

On March 6, 2014 and March 12, 2014, ISC8 Inc. (the “Company”) received executed Note Purchase Agreements (the “Purchase Agreements”) from certain accredited investors (“the “Investors”) resulting in the issuance of senior subordinated secured convertible promissory notes in the aggregate principal amount of $762,500 (the “Notes”). Per the terms of the Purchase Agreements, the Notes were issued with an original issue discount (“OID”) of 33.5%. However, the OID will decrease to 25% in the event Notes in the aggregate principal amount of $1.0 million have not been purchased within 14 days from February 25, 2014. The Notes accrue interest at a rate of 12% per annum and mature on July 31, 2014. Additionally, in the event the Company consummates a debt or equity financing resulting in gross proceeds of at least $4.0 million (a “Qualified Financing”), the then outstanding principal balance of the Notes, plus all accrued but unpaid interest, will convert into the securities issued in connection with the Qualified Financing.

The Company may issue additional Notes, up to $6.0 million in the aggregate, of which up to $1.5 million may be issued in exchange for the cancellation of certain currently issued promissory notes (“Old Notes”), which Old Notes are currently due and payable.

The Notes were offered and sold in transactions exempt from the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(2) thereof, and Rule 506 of Regulation D thereunder. Each of the Investors represented that it was an “accredited investor” as defined in Regulation D. The proceeds from the sale of the Notes are expected to be used for general corporate purposes.

Item 9.01 Financial Statements and Exhibits

See Exhibit Index.

Disclaimer.

The descriptions of the Notes and the Purchase Agreements in this Current Report on Form 8-K do not purport to be complete, and are qualified in their entirety by reference to the full text of the form of Note and form of Purchase Agreement attached hereto as Exhibits 10.1 and 10.2 respectively, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISC8 INC.

Date: March 12, 2014	By:	/s/ John Vong
John Vong
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Note Purchase Agreement
10.2	Form of Senior Subordinated Secured Convertible Promissory Note